Exhibit 2(c)

This document is important and requires your immediate attention.
If you are in any doubt as to how to deal with it you should consult your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.

                             NOTICE OF CHANGE AND VARIATION
                                OF THE OFFERS TO PURCHASE

                      all of the Class A Subordinate Voting Shares
                              and all of the Class B Shares

                                           of

                                     DMR GROUP INC.

             by Amdahl Canada Acquisition Inc., a wholly owned subsidiary of

                                  AMDAHL CANADA LIMITED

The Offers are described in the Offers to Purchase and Offering Circular of Amdahl Canada Acquisition Inc. dated September 27, 1995 and the Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery (the "Original Offers"), as amended by the Notice of Change and Variation dated October 19, 1995 and as further amended by this Notice of Change and Variation.

THE OFFEROR HEREBY GIVES NOTICE THAT IT IS AMENDING AND VARYING THE ORIGINAL OFFERS, AS AMENDED BY THE NOTICE OF CHANGE AND VARIATION DATED OCTOBER 19, 1995 (THE "OFFERS"), TO INCREASE THE CASH CONSIDERATION OFFERED FOR EACH SHARE VALIDLY DEPOSITED AND NOT WITHDRAWN UNDER THE OFFERS TO $12.50 AND TO EXTEND THE EXPIRY TIME OF THE OFFERS. THE OFFERS, AS AMENDED BY THIS NOTICE OF CHANGE AND VARIATION, WILL BE OPEN FOR ACCEPTANCE, UNLESS FURTHER EXTENDED, UNTIL 6:00 P.M., MONTREAL TIME, ON WEDNESDAY, NOVEMBER 15, 1995.

Questions and requests for assistance may be directed to the Dealer Manager for the Offers, RBC Dominion Securities Inc. in Canada and RBC Dominion Securities Corporation in the United States, or the Depositary or the Forwarding Agent. Additional copies of this document, the Offers to Purchase and Offering Circular dated September 27, 1995, the Letter of Acceptance and Transmittal, the Notice of Guaranteed Delivery and the Notice of Change and Variation dated October 19, 1995 may be obtained without charge on request from the Depositary or the Forwarding Agent at their respective addresses shown in the Letter of Acceptance and Transmittal.

                          The Dealer Manager for the Offers is:

in Canada:                               in the United States:
RBC Dominion Securities Inc.             RBC Dominion Securities Corporation

November 1, 1995

TO:    Holders of Class A Subordinate Voting Shares and
       Class B Shares of DMR Group Inc.

       By notice to the Depositary on October 31, 1995, Amdahl Canada Acquisition Inc. (the "Offeror") has, as set forth in this Notice of Change and Variation, amended its Original Offers dated September 27, 1995, as amended by the Notice of Change and Variation dated October 19, 1995 (the "Offers"), pursuant to which the Offeror is offering to purchase all of the Class A Shares and Class B Shares of DMR Group Inc.

       Except as otherwise set forth in this Notice of Change and Variation, the terms and conditions of the Offers continue to be applicable in all respects and this Notice of Change and Variation should be read in conjunction therewith. Unless the context otherwise requires, terms denoted by initial capital letters and not otherwise defined herein have the respective meanings set forth in the Offers.


1.     INCREASE IN OFFERED CONSIDERATION

       The Offeror has amended the Offers to increase the cash consideration offered for each Share validly deposited and not withdrawn under the Offers to $12.50. The Offeror will pay such increased consideration to each person or company whose Shares have already been taken up pursuant to the Offers in compliance with all applicable securities laws.


2.     EXTENSION OF EXPIRY TIME

       The Expiry Time of the Offers, being the period during which the Offers are open for acceptance, has been extended to 6:00 p.m., Montreal time, on Wednesday, November 15, 1995.


3.     ADDITIONAL SHARES TAKEN UP AND PAID FOR UNDER THE OFFERS

       The Depositary advised the Offeror that, as of 4:00 p.m., Montreal time, on October 31, 1995, a total of 97,037 additional Class A Shares were deposited, and not withdrawn, under the Offers. Prior to further amending the Offers, the Offeror instructed the Depositary to take up and pay for all of the additional Class A Shares validly deposited, and not withdrawn, under the Offers. Such Shares were taken up and paid for by the Offeror on October 31, 1995. The Offeror is now the direct and indirect beneficial owner of 1,767,315 Class A Shares, representing approximately 15% of the outstanding Class A Shares, and 3,556,088 Class B Shares, representing more than 99% of the outstanding Class B Shares. Such Shares represent approximately 80% of the voting rights attaching to all currently outstanding Shares.


4.     LOCK-UP OF ADDITIONAL CLASS A SHARES

       On October 31, 1995, the Offeror entered into deposit agreements ("Agreements") with Oppenheimer & Co., Inc., Bear Sterns & Co., Inc. and Highbridge Capital Management, which are the holders ("Shareholders") of an aggregate of 2,885,800 Class A Shares (the "Locked-up Shares"), whereby such Shareholders agreed to irrevocably and unconditionally deposit their Locked-up Shares to the Offers and not to withdraw or take any action to withdraw their Locked-up Shares on the condition that, prior to 6:00 p.m., Montreal time, on October 31, 1995, the Offeror amend the Offers to increase the cash consideration offered for each Share validly deposited and not withdrawn under the Offers to $12.50. By its notice to the Depositary on October 31, 1995, as described herein, the Offeror satisfied this condition. Under the terms of the Agreements, the Locked-up Shares must be deposited to the Offers on or before November 3, 1995. The Locked-up Shares represent approximately 26.31% of the outstanding Class A Shares (24.96% on a diluted basis).

       In the Agreements, the Shareholders made representations and warranties in respect of themselves and their Locked-up Shares.
In addition, each Shareholder agreed, among other things, that, until the Offeror has taken up and paid for their Locked-up
Shares, the Shareholder will (a) not sell, transfer, pledge, encumber or otherwise convey the Shareholder's Locked-up Shares to any person or agree to do any of the foregoing or otherwise take any action of any kind which may reduce the likelihood of success of or delay the completion of the Offers or impair the ability of the Offeror to control DMR; and (b) in the event any vote of the shareholders of DMR is required, cause the voting rights attaching to the Shareholder's Locked-up Shares to be exercised in favour of any proposal regarding or in furtherance of the Offers or any other similar proposal relating to or in furtherance of the Offeror's acquisition of the Shares or the assets of DMR.

       In the Agreements, the Offeror covenanted, among other things, to amend the Offers, as described herein.

       The Locked-up Shares, together with the Shares already taken up under the Offers, represent more than 54% of the outstanding
Shares (on a diluted basis) and more than 85% of the votes attaching to all outstanding Shares.


5.     OTHER RECENT DEVELOPMENTS

       On October 20, 1995, BDM Alliance Inc. ("BDM") extended the expiry of its offer, which is subject to certain conditions, to 11:59 p.m., Montreal Time, on October 30, 1995, unless further extended. On October 30, 1995, BDM announced that its offer would not be further extended. BDM's offer expired on October 30, 1995.

       The appeal by Amdahl and the Offeror of the decision of the Quebec Superior Court rendered on October 10, 1995 regarding the right of conversion attaching to the Class A Shares is scheduled to be heard by the Quebec Court of Appeal on November 20, 1995.

       Following the release of the decision of the Quebec Superior Court, IBM Canada Ltd. announced that it would be making an offer for all of the Class B Shares (including Class B Shares issued on conversion of Class A Shares) at $11.00 cash per Class B Share.
On October 13, 1995, IBM Canada Services Corp. ("IBM"), a wholly-owned subsidiary of IBM Canada Ltd., mailed its offer (and accompanying offering circular) to shareholders of DMR. IBM's offer, which is subject to certain conditions, stated that it would expire on November 3, 1995, unless extended or withdrawn. IBM's offer, as mailed on October 13, 1995, was conditioned upon, among other things, there being validly deposited under its offer and not withdrawn 90% of the Class B Shares outstanding upon the completion of its offer. On October 25, 1995, the Board of Directors of DMR decided not to make a recommendation to the shareholders in connection with IBM's offer, even though the Board concluded that the consideration of $11.00 per Class B
Share offered thereunder was fair, because IBM's offer included a number of conditions which created uncertainty, including board approval by IBM Corp. scheduled for October 30, 1995 and a condition to the effect that 90% of all Class B Shares be deposited. The Board of Directors of DMR indicated that these conditions were outside the control of its minority shareholders and, if not satisfied or waived prior to the expiry of IBM's offer, would cause the consideration of $11.00 per Class B Share to be unavailable to the minority shareholders of DMR. On October 26, 1995, IBM Canada Ltd. announced that IBM's offer had been revised to reduce the 90% deposit condition described above to a condition that 70% of the Class B Shares outstanding at the completion of the offer be deposited to the offer. On October 31, 1995, IBM Canada Ltd. announced that IBM's offer had been approved by the board of IBM Corp. and that it had satisfactorily completed its due diligence review of DMR.


6.     RIGHT TO WITHDRAW DEPOSITED SHARES

       Holders of Shares have the right to withdraw Deposited
Shares under the circumstances and in the manner described in section 7 of the Offers to Purchase under "Right to Withdraw
Deposited Shares".


7.     PAYMENT FOR DEPOSITED SHARES

       The Offeror will take up and pay for all Shares validly deposited, and not withdrawn, under the Offers after the date hereof as provided in section 8 of the Offers. Under applicable securities laws, such Shares must be taken up and paid for within 10 days of their deposit. The Offeror estimates that if it acquires all of the outstanding Shares under the Offers, including the Class A Shares issuable upon the exercise of existing stock options, the total amount of funds required to purchase such Shares will be approximately $189 million. Amdahl and its subsidiaries will provide such funding from internal cash resources.


8.     ACQUISITION OF SHARES NOT DEPOSITED

       The Offering Circular under the heading "Purpose of the Offers and Plans for DMR -- Acquisition of Shares Not Deposited -
- Subsequent Acquisition Transactions" in describing the approval required of "minority" shareholders to effect a subsequent going private transaction states in the fourth paragraph under such heading:

       "Policy Q-27 and Policy 9.1 require that, in addition to any other required securityholder approval, in order to complete a going private transaction, the approval of a simple or two-thirds majority (depending on the nature of the transaction) of the votes cast by 'minority' shareholders of the affected securities must be obtained. In relation to the Offers and any subsequent going private transaction, Policy Q-27 and Policy 9.1 provide that the Offeror may treat Shares acquired pursuant to the Offers, other than the Deposited Securities, as 'minority' Shares and vote them in favour of such a going private transaction if the intent to effect a going private transaction was disclosed at the time of the Offers, if a summary of a valuation was provided or no valuation was required in respect of the Offers and if the consideration per security in the going private transaction is at least equal in value to the consideration paid under the Offers."

and, further in the same paragraph under such heading:

       "In relation to the Offers and any subsequent going private transaction, the 'minority' shareholders would be, absent discretionary relief from the QSC and the OSC, the Offeror with respect to Shares acquired pursuant to the Offers, other than the Deposited Securities, and with respect to all other Shares, all holders of Shares, other than the Offeror, its directors and senior officers, any associate or affiliate of the Offeror or its directors or senior officers, any person or company acting jointly or in concert with the Offeror or any of its directors or senior officers in connection with the Offer or the subsequent going private transaction, and any person who is a 'related party' of the Offeror as defined by Policy Q-27 and Policy 9.1."

       Like the Deposited Securities, the Locked-up Shares taken up and paid for by the Offeror pursuant to the Offers will not be included in the "minority" in relation to the Offers and any subsequent going private transaction for the purposes of Policy
Q-27 and Policy 9.1.

       Therefore, the provisions of the Offering Circular quoted above are hereby amended to read as follows:

       "Policy Q-27 and Policy 9.1 require that, in addition to any other required securityholder approval, in order to complete a going private transaction, the approval of a simple or two-thirds majority (depending on the nature of the transaction) of the votes cast by 'minority' shareholders of the affected securities must be obtained. In relation to the Offers and any subsequent going private transaction, Policy Q-27 and Policy 9.1 provide that the Offeror may treat Shares acquired pursuant to the Offers, other than the Deposited Securities and the Locked-up Shares, as 'minority' Shares and vote them in favour of such a going private transaction if the intent to effect a going private transaction was disclosed at the time of the Offers, if a summary of a valuation was provided or no valuation was required in respect of the Offers and if the consideration per security in the going private transaction is at least equal in value to the consideration paid under the Offers."

and

       "In relation to the Offers and any subsequent going private transaction, the 'minority' shareholders would be, absent discretionary relief from the QSC and the OSC, the Offeror with respect to Shares acquired pursuant to the Offers, other than the Deposited Securities and the Locked-up Shares, and with respect to all other Shares, all holders of Shares, other than the Offeror, its directors and senior officers, any associate or affiliate of the Offeror or its directors or senior officers, any person or company acting jointly or in concert with the Offeror or any of its directors or senior officers in connection with the Offer or the subsequent going private transaction, and any person who is a 'related party' of the Offeror as defined by Policy Q-27 and Policy 9.1."


9. AMENDMENTS TO OFFERS TO PURCHASE, OFFERING CIRCULAR, LETTER OF ACCEPTANCE AND TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY

       The Offers to Purchase, the Offering Circular and the Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery, as amended by the Notice of Change and Variation dated October
19, 1995, are hereby further amended mutatis mutandis to reflect the amendments contemplated by this Notice of Change and Variation.


10.    DIRECTOR'S APPROVAL

       The contents of this Notice of Change and Variation have been approved, and the sending, communication or delivery thereof to the holders of the Shares has been authorized, by the board of directors of the Offeror.


11.    OFFEREES' STATUTORY RIGHTS

       Securities legislation in certain of the provinces and territories of Canada provides security holders of DMR with, in addition to any other rights they may have at law, rights of rescission or damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult with a lawyer.
                                       CERTIFICATE

November 1, 1995

       The Original Offers, as amended by the Notice of Change and Variation dated October 19, 1995 and this Notice of Change and Variation, contain no untrue statement of a material fact and do not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the Original Offers, as amended by the Notice of Change and Variation dated October 19, 1995 and this Notice of Change and Variation, do not contain any misrepresentation likely to affect the value or the market price of the Shares which are the subject of the Original Offers, as amended by the Notice of Change and Variation dated October 19, 1995 and this Notice of Change and Variation.

                             AMDAHL CANADA ACQUISITION INC.



By:    /s/ GREGORY HANDSCHUH                    By:    /s/ DAVID J. SWEEZIE
       ---------------------                           --------------------
       Gregory Handschuh                               David J. Sweezie
       Chief Executive Officer                         Chief Financial Officer


                           On behalf of the Board of Directors



By:    /s/ DONALD C. ROSS                       By:     /s/ P. DOUGAL MACDONALD
       ------------------                              ------------------------
       Donald C. Ross                                  P. Dougal MacDonald
       Director                                        Director

                            The Depositary for the Offers is:
                            ---------------------------------


                            MONTREAL TRUST COMPANY OF CANADA


                                  FOR DELIVERY BY MAIL:
                                  --------------------

                               1800 McGill College Avenue
                                        8th Floor
                                    Montreal, Quebec
                                         H3A 3K9


                            FOR DELIVERY BY HAND OR COURIER:
                            --------------------------------

1800 McGill College Avenue                      151 Front Street West
8th Floor                                       8th Floor
Montreal, Quebec                                Toronto, Ontario
H3A 3K9                                         M5J 2N1
Facsimile:(514) 982-7347                        Facsimile:(416) 981-9596
Telephone: (514) 982-7555                       Telephone: (416) 981-9608

                     510 Burrard Street
                     2nd Floor
                     Vancouver, B.C.
                     V6C 3B9
                     Facsimile:  (604) 661-9480
                     Telephone:  (604) 661-0283


                            The Dealer Manager of the Offers:
                            ---------------------------------

RBC DOMINION                                    RBC DOMINION
SECURITIES INC.                                 SECURITIES INC.
Commerce Court South                            2000 McGill College
Toronto, Ontario                                Suite 300
M5L 1A7                                         Montreal, Quebec
Marianne Anderson (416) 864-4509                H3A 3H5
Shaun Finnie (416) 941-5835                     Jeffrey Drummond
                                                  (514) 282-5204
Emma Loewen (416) 864-4518


                                The Forwarding Agent is:
                                ------------------------

                                 THE BANK OF NOVA SCOTIA
                                TRUST COMPANY OF NEW YORK
                                    One Liberty Plaza
                                       23rd Floor
                                   New York, NY 10006
                                Facsimile: (212) 225-5438
                                Telephone: (212) 225-5436